(Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14 (a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement          [  ] Confidential, For Use of the
                                                   only (as permitted by Rule 14
[X]      Definitive Proxy Statement

[  ]     Definitive Additional Materials

[  ]     Soliciting Material Pursuant to Section 240.14a-11(c)
         or Section 240.14a-12

                            BOK FINANCIAL CORPORATION
                (Name of Registrant as Specified In Its Charter)


                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[  ] Fee  computed  on table  below per  Exchange  Act Rules 14a-6 (i) (4) and
     0-12.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value or transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined);

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[  ]  Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                                 March 24, 2000




To Each Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of BOK Financial Corporation which will be held this year in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on Tuesday, April 25, 2000, at 11:00 a.m. local time. Accompanying this letter is the formal Notice of the meeting and proxy material.

         Also enclosed is our Annual Report to Shareholders, covering the fiscal year ended December 31, 1999.

         We look forward to seeing you at the meeting.





                                              Sincerely,

                                              /s/ George B. Kaiser
                                              ----------------------------------
                                              George B. Kaiser, Chairman of the
                                              Board of Directors

                                              /s/ Stanley A. Lybarger
                                              ----------------------------------
                                              Stanley A. Lybarger, President and
                                              Chief Executive Officer

                            BOK Financial Corporation
                             Bank of Oklahoma Tower
                              Tulsa, Oklahoma 74172

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To be held on April 25, 2000


To Each Shareholder:

     Notice is hereby given that the Annual Meeting of Shareholders of BOK Financial Corporation, an Oklahoma corporation, will be held in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma on Tuesday, April 25, 2000, at 11:00 a.m. local time, for the following purposes:

         1.       To fix the number of directors  to be elected at  twenty-eight
                  (28) and to elect twenty-eight (28) persons as directors for a term of one year or until their successors have been elected and qualified; and,

         2. To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

     The meeting may be adjourned from time to time and, at any reconvened meeting, action with respect to the matters specified in this notice may be taken without further notice to shareholders unless required by the Bylaws.

     The holders of Common Stock of record at the close of business on March 10, 2000 shall be entitled to receive notice of, and to vote at, the Annual Meeting.

     We hope that you will be able to attend this meeting, but all shareholders, whether or not they expect to attend the meeting, are requested to complete, date and sign the enclosed proxy and return it in the enclosed envelope as promptly as possible. You may revoke your proxy at any time before the meeting
(i) by delivering a written revocation or (ii) by attending the meeting and voting in person.


                                            BY ORDER OF THE BOARD OF DIRECTORS

                                             /s/ Frederic Dorwart
                                            --------------------------------
                                            Frederic Dorwart, Secretary



DATE: March 24, 2000

ALL OF THE SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN VOTE IN PERSON EVEN IF YOU HAVE RETURNED THE PROXY.

                            BOK FINANCIAL CORPORATION

                                 PROXY STATEMENT

                            BOK FINANCIAL CORPORATION
                             Bank of Oklahoma Tower
                              Tulsa, Oklahoma 74172

                         ANNUAL MEETING OF SHAREHOLDERS

                                 April 25, 2000

     This Proxy Statement is furnished in connection with the Annual Meeting of Shareholders of BOK Financial Corporation (herein sometimes called "BOK Financial", "BOKF" or the "Company") to be held on Tuesday, April 25, 2000, at 11:00 a.m. local time in the Tulsa Room on the ninth floor of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma. This Proxy Statement will be mailed on or about March 24, 2000 to holders of record of Common Stock as of the close of business on March 10, 2000.

     The enclosed proxy for the Annual Meeting of Shareholders is being solicited by the Company's Board of Directors and is revocable at any time prior to the exercise of the powers conferred thereby. The cost of soliciting the proxies in the enclosed form will be borne by the Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph, and by banks, brokerage houses and other institutions. Nominees or fiduciaries will be requested to forward the solicitation material to their principals and to obtain authorization for the execution of proxies. The Company may, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding proxy materials to their principals.

     Unless otherwise directed in the accompanying form of proxy, the persons named in the proxy will vote FOR the election of the twenty-eight (28) director nominees. As to any other business which may properly come before the meeting, they will vote in accordance with their best judgment. The Company does not presently know of any other such business.

                                  ANNUAL REPORT

     The Company's Annual Report to Shareholders, covering the fiscal year ended December 31, 1999, including audited financial statements, is enclosed. No parts of the Annual Report are incorporated in this Proxy Statement or are deemed to be a part of the material for the solicitation of proxies.

                       VOTING SECURITIES AND REQUIRED VOTE

     The Board of Directors of the Company has fixed the close of business on March 10, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On March 1, 2000, the Company had outstanding approximately 49,108,569 shares of Common Stock entitled to vote. Each outstanding share of Common Stock entitles the holder to one vote. The presence in person or by proxy of the holders of one-third of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The vote of a majority of the shares present at the meeting, in person or by proxy, is necessary to elect directors. George B. Kaiser (herein sometimes called "Kaiser") currently owns approximately 74.9% of the outstanding Common Stock and plans to vote in person at the meeting.

                              ELECTION OF DIRECTORS

     Twenty-eight (28) persons have been nominated for election to the Board of Directors to serve until the next Annual Meeting or until their successors are elected and have been qualified. The twenty-eight (28) nominees consist of twenty-seven (27) persons currently serving as directors of the Company and one
(1) new nominee. If at the time of the Annual Meeting any of the nominees is unwilling or unable to serve, all proxies received will be voted in favor of the remainder of those nominated and for such substitute nominees, if any, as shall be designated by the Board and nominated by any of the proxies named in the enclosed proxy form. Management is unaware of any nominee who will decline or be unable to serve.

     There are no family relationships by blood, marriage or adoption between any director or executive officer of the Company and any other director or executive officer of the Company.

     Certain information concerning the nominees to the Board of Directors of the Company is set forth below based on information supplied by the nominees. All information is as of March 1, 2000. All references in this Proxy Statement to "BOk" or the "Bank" shall mean Bank of Oklahoma, National Association, the principal bank subsidiary of BOK Financial Corporation.


                               Principal Occupation, Business                   First Year
                             Experience During Last 5 Years, and                Became A
 Name                Age   Directorships of Other Public Companies              Director
----------------    ----  ----------------------------------------------------  ----------
W. Wayne Allen        63  Retired  Chairman,  Chief Executive  Officer and         1992
                          director of Phillips Petroleum Company (diversified
                          company primarily engaged in oil and gas exploration,
                          production, refining and marketing and pipeline system
                          operations domestically and internationally);
                          previously, Member, Board of Directors of Federal
                          Reserve Bank of Kansas City, 1993-1995.

C. Fred Ball, Jr.     55  President and Chief Executive Officer of BOK             1999
                          Financial's subsidiary,  Bank of Texas,  NA;
                          responsible for Commercial Banking in Dallas area for
                          BOKF; previously, Mr. Ball served as Executive Vice
                          President of Comerica Bank-Texas and later President
                          of Comerica Securities, Inc. where he was employed
                          from 1991 until joining Bank of Texas in 1997.

James E. Barnes       66  Retired Chairman of the Board, President and Chief       1991
                          Executive Officer of MAPCO, Inc. which has merged with
                          Williams, Inc. Mr. Barnes is also a director of Parker
                          Drilling Co. (oil and gas drilling contractor), Kansas
                          City Southern Industries, Inc. and SBC Communications,
                          Inc.



Sharon J. Bell        48  Attorney and Managing Partner, Rogers and Bell (Tulsa,   1993
                          Oklahoma); Trustee and General Counsel, Chapman -
                          McFarlin Interests; formerly a Director and President
                          of Red River Oil Company (oil and gas  exploration and
                          development).

Peter C. Boylan, III  36  President, Chief Operating Officer and Director of TV    Nominee
                          Guide, Inc. Prior to United Video Satellite Group's
                          acquisition of TV Guide Magazine, Mr. Boylan served as
                          President and Chief Operating Officer of United Video
                          Satellite Group.

Luke R. Corbett       53  Chairman and Chief Executive Officer of Kerr- McGee          1999
                          Corporation.

Robert H. Donaldson   56  Professor and former President, University of Tulsa,         1995
                          Tulsa, Oklahoma.

William E. Durrett    69  Senior Chairman of the Board and Director of American        1991
                          Fidelity Corporation (insurance holding company), and
                          American Fidelity Assurance Company (a registered
                          investment advisor). Mr. Durrett is also a director of
                          Oklahoma Gas & Electric Company and Past Chairman of
                          the Board of Integris Health.

James O. Goodwin      60  Chief Executive Officer, The Oklahoma Eagle Publishing       1995
                          Co.; Sole Proprietor, Goodwin & Goodwin Law Firm
                          (Tulsa, Oklahoma).

V. Burns Hargis       54  Vice Chairman, BOK Financial and Bok and Director of         1993
                          BOSC, Inc.; formerly, Attorney and of Counsel to the
                          law firm of McAfee & Taft (Oklahoma City, Oklahoma).

Howard E. Janzen      54  President and Chief Executive Officer, Williams              1995
                          Communications Group, Inc.

E.Carey Joullian, IV  39  President, Mustang Fuel Corporation and Subsidiaries;        1993
                          President and Manager, Joullian & Co., Inc.

George B. Kaiser      57  Chairman of the Board of BOK Financial and BOk;              1990
                          President and principal owner of Kaiser-Francis Oil
                          Company, an 1998 independent oil and gas exploration
                          and production company, and Fountains Continuum of
                          Care, Inc., which holds interests in senior housing
                          communities.

Robert J. LaFortune   73  Self-employed in investment and management of personal       1993
                          financial holdings. Mr. LaFortune is also a director of
                          Apco Argentina, Inc.

Philip C.Lauinger, Jr.64  Chairman and Chief Executive Officer of Lauinger             1991
                          Publishing Company (investment and advisory services to
                          business publishing industry); previously, Chairman of
                          the Board and Chief Executive Officer of PennWell
                          Corporation  (privately held magazine, book and
                          electronic media company).

John C. Lopez         60  Chairman, Chief Executive Officer and Controlling Owner      1999
                          of Lopez Foods, Inc.(processor of meat products for
                          McDonald's and Wal-Mart).

Stanley A. Lybarger   50  President and Chief  Executive Officer of BOK Financial      1991
                          and BOk; previously President of BOk Oklahoma City
                          Regional Office and Executive  Vice President of BOk
                          with responsibility for corporate banking.

Frank A. McPherson    66  Retired Chairman of the Board and Chief Executive Officer    1996
                          of Kerr-McGee Corporation (1983-1997); Member, Board of
                          Directors of Kimberly-Clark Corporation, Conoco Inc.,
                          Tri-Continental  Corporation, Seligman Quality Fund, Inc.,
                          Seligman Select Municipal Fund, Inc., and Seligman Group
                          of Mutual Funds. Mr. McPherson is also a former director
                          of the Federal Reserve Bank of Kansas City.


Steven E. Moore       53  Chairman, President and Chief Executive Officer of OGE      1998
                          Energy  Corp. which is the holding company for OG&E
                          Electrical Services, Enogex Inc. and Origen, Inc.;
                          Director, Oklahoma City Chamber of Commerce, Oklahoma
                          State Chamber of Commerce, Edison Electric Institute.

J. Larry Nichols      57  President and  Chief Executive Officer Devon Energy         1997
                          Corporation; Director, Independent Petroleum Association
                          of America, Domestic Petroleum Counsel; Smedvig ASA, CMI
                          Corporation; Board of Governors, American Stock
                          Exchange, L.L.C.

Ronald J. Norick      58  Controlling Manager, Norick Investments Company, LLC.       1999
                          (family investment management); previously Mayor of
                          Oklahoma City from 1987 until 1998 and President of
                          Norick Brothers, Inc.(automotive accounting systems)
                          from 1981 to 1992; Director, Sport Haley, Inc., Oklahoma
                          Medical Holdings, Ltd., Oklahoma City Chamber of
                          Commerce; Executive Committee, Oklahoma City University.

Robert L. Parker, Sr. 76  Chairman and Director, Parker Drilling Co. (oil and gas     1991
                          drilling contractor); Director, Clayton Williams Energy,
                          Inc. and Norwest Bank of Texas-Kerrville.

James W. Pielsticker  61  President, Arrow Trucking Co.                               1996

E. C. Richards        50  Manager, Core Investment Capital, L.L.C.                    1997

James A. Robinson     71  Self-employed in investment and management of personal      1993
                          financial holdings and in ranching business.

L. Francis Rooney,III 46  Chairman of  the Board and Chief Executive Officer,         1995
                          Manhattan Construction Company.

David J. Tippeconnic  60  President, Chief Executive Officer and Director, CITGO      1998
                          Petroleum  Corporation; Director, America Petroleum
                          Institute.

Robert L. Zemanek     50  President, Energy Delivery, Central & South West            1994
                          Services; previously, President, Chief Executive Officer
                          and Director, Public Service Company of Oklahoma
                          (electric public utility); Director, Central and South
                          West Service, Inc. (holding  company), Ash Creek Mining
                          Company, and University of Tulsa.

         Security Ownership of Certain Beneficial Owners and Management

         As of March 1, 2000, the Company had 49,108,569 shares of Common Stock, $0.00006 par value, issued and outstanding. George B. Kaiser is the only shareholder known by BOK Financial to be the beneficial owner of more than five percent (5%) of its outstanding Common Stock. The following table sets forth, as of March 1, 2000, the beneficial ownership of Common Stock of BOK Financial, by each director and nominee, the chief executive officer (Mr. Lybarger) and the four other executive officers named in the Summary Compensation Table appearing at page 12 below, and, as a group, all of such persons and other executive officers not named in the table.

--------------------------------------------------------------------------------
Name of Beneficial Owner        Amount and Nature of (1)    Percent of Class (2)
------------------------       --------------------------  ---------------------
                                 Beneficial Ownership
                               -------------------------------------------------


W. Wayne Allen                        3,995                            *
C. Fred Ball, Jr.                    19,250 (3)                        *
James E. Barnes                       3,016                            *
Sharon J. Bell                       74,729 (4)                        *
Peter C. Boylan, III                    162                            *
Luke R. Corbett                         409                            *
Robert H. Donaldson                     649                            *
William E. Durrett                  128,111 (5)                        *
Paul M. Elvir                         6,743 (6)                        *
James O. Goodwin                      2,618                            *
V. Burns Hargis                      11,310 (7)                        *
Howard E. Janzen                        486                            *
E. Carey Joullian, IV                 6,634 (8)                        *
George B. Kaiser                 41,359,799 (9)                    74. 9%
Robert J. LaFortune                 156,598                            *
Philip C. Lauinger, Jr.               3,266 (10)                       *
John C. Lopez                         1,269                            *
Stanley A. Lybarger                 220,241 (11)(12)                   *
Frank A. McPherson                    2,572                            *
Steven E. Moore                         575                            *
J. Larry Nichols                        889                            *
Ronald J. Norick                        241                            *
Robert L. Parker, Sr.                 9,720 (13)                       *
James W. Pielsticker                  2,041                            *
E. C. Richards                        3,432                            *
James A. Robinson                    38,927                            *
L. Francis Rooney, III              710,526 (14)                    1. 4%
David J. Tippeconnic                    573                            *
Tom E. Turner                         1,768 (15)                       *
Robert L. Zemanek                     2,698                            *

All directors, nominees and
executive officers as a group
(30 persons including the above) 42,773,247                        77. 2%

*Less than one percent (1%)
--------------------------------------------------------------------------------

(1) Except as otherwise indicated, all shares are beneficially owned and the sole investment and voting power is held by the person named.

(2) All percentages are rounded to the nearest tenth, and are based upon the number of shares outstanding as of the date set forth above. For purposes of computing the percentage of the outstanding shares owned by the persons described in the table, any shares such persons are deemed to own by having a right to acquire such shares by exercise of an option are included, but shares acquirable by other persons by the exercise of stock options are not included.

(3) Includes options to purchase 4,682 shares and excludes options to purchase 23,416 shares of BOKF common stock granted pursuant to the 1997 Awards under the BOKF 1997 Stock Option Plan; includes options to purchase 3,826 shares and excludes options to purchase 22,954 shares of BOKF common stock granted pursuant to 1998 Awards under the 1997 Stock Option Plan; excludes options to purchase 25,000 shares of BOKF common stock granted pursuant to the 1999 Awards under the 1997 Stock Option Plan; includes 1,060 shares held in BOk Thrift Plan.

(4) Includes 2,482 shares owned by spouse. Also includes (i) 16,385 shares owned by the J. A. Chapman and Leta M. Chapman Trust (1949), of which Ms. Bell is individual trustee, and (ii) 18,952 shares owned by the Leta McFarlin Chapman Memorial Trust (1974), of which Ms. Bell is co-trustee.

(5) Includes 118,530 shares indirectly owned by American Fidelity Assurance Company, 999 shares indirectly owned by CPROP, INC., 179 shares indirectly owned by CELP, and 1,400 shares indirectly owned by CAMCO.

(6) Includes options to purchase 4,683 shares and excludes 11,708 shares of BOKF common stock granted pursuant to the 1997 Awards under the BOKF 1997 Stock Option Plan; includes options to purchase 2,060 shares and excludes 12,360 shares of BOKF common stock granted pursuant to the 1998 Awards under the BOKF 1997 Stock Option Plan; excludes 10,000 shares of BOKF common stock granted pursuant to the 1999 Awards under the BOKF 1997 Stock Option Plan.

(7) Includes options to purchase 6,063 shares and excludes 15,155 shares of BOKF common stock granted pursuant to the 1997 Awards under the BOKF 1997 Stock Option Plan; includes options to purchase 2,649 shares and excludes options to purchase 15,891 shares of BOKF common stock granted pursuant to the 1998 Awards under the BOKF 1997 Stock Option Plan; excludes options to purchase 15,000 shares of BOKF common stock granted pursuant to 1999 Awards under the BOKF 1997 Stock Option Plan; includes 192 shares held in the BOk Thrift Plan.


(8) Includes 2,383 shares owned by Joullian & Co., Inc. Also includes 531 shares indirectly owned as trustee for E.C. Joullian V. 531 shares indirectly owned as trustee for Laura L. Joullian and 531 shares indirectly owned as trustee for Ann P. Joullian.

(9) Mr. Kaiser's address is P. O. Box 21468, Tulsa, OK 74121-1468. Includes 6,137,476 shares which Mr. Kaiser may acquire through conversion of 249,490,880 shares of BOK Financial Series A Preferred Stock. Shares of Series A Preferred Stock may be converted to Common Stock at any time at the option of the holder, at a ratio of 2.46 shares of Common Stock for each 100 shares of Series A Preferred Stock which has been adjusted to account for the two for one stock split which was issued February 22, 1999 and also gives effect to the 1 for 100 reverse stock split of Common Stock effected December 17, 1991 and the November 18, 1993, November 17, 1994, November 27, 1995, November 27, 1996, November 19, 1997, November 25, 1998, and October 18, 1999 BOKF 3% Common Stock Dividends payable by the issuance of BOKF Common Stock.

(10)     Includes 134 shares indirectly owned by Mr. Lauinger and Claire F.
         Lauinger.

(11) Includes 5,664 shares indirectly owned by Mr. Lybarger as Custodian for one minor daughter under the Uniform Gifts to Minors Act. Mr. Lybarger disclaims ownership of these 5,664 shares; includes 23,010 shares indirectly owned by Marsha Lybarger, Living Trust; includes 6,882 shares indirectly owned by Stanley A. Lybarger, IRA; includes 22 shares held in the BOk Thrift Plan.

(12) Includes options to purchase 21,084 shares of BOKF Common Stock pursuant to 1992 Awards under the BOKF 1992 Stock Option Plan; includes options to purchase 21,084 shares and excludes options to purchase 7,028 shares of BOKF Common Stock pursuant to 1993 Awards under the BOKF 1993 Stock Option Plan; includes options to purchase 24,842 shares and excludes options to purchase 16,561 shares of BOKF Common Stock granted pursuant to 1994 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 24,118 shares and excludes options to purchase 24,118 shares granted pursuant to the 1995 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 24,120 shares and excludes options to purchase 32,157 shares granted pursuant to the 1996 Awards under the BOKF 1994 Stock Option Plan; includes options to purchase 15,612 shares and excludes options to purchase 39,025 shares granted pursuant to the 1997 Awards under the BOKF 1997 Stock Option Plan; includes options to purchase 7,359 shares and excludes options to purchase 44,141 shares of BOKF common stock granted pursuant to the 1998 Awards under the 1997 Stock Option Plan; excludes options to purchase 50,000 shares of BOKF common stock pursuant to the 1999 Awards under the 1997 Stock Option Plan.

(13) Includes 6,717 shares indirectly owned by Mr. Parker as Co-Trustee for the Robert L. Parker Trust dated February 10, 1967.

(14) Includes 197,496 shares indirectly owned by Rooney Brothers Company, 465 shares held in L.F. Rooney IRA and 509,810 shares indirectly owned by L.F. Rooney Trust.

(15) Includes options to purchase 883 shares and excludes options to purchase 5,297 shares of BOKF common stock pursuant to the 1998 Awards under the 1997 Stock Option Plan; includes 1,869 shares held in the BOk Thrift Plan.

COMMITTEES; MEETINGS

         During 1999, the Board of Directors of BOK Financial had a standing Risk Oversight and Audit Committee comprised solely of outside directors. The Committee is responsible for recommending the selection of independent auditors and supervising internal auditors. The Committee also reviews the results of internal and independent audits and reviews accounting principles and practices. The Committee was responsible for fulfilling the trust audit requirements established by 12 CFR ss. 9.9. The Committee consisted of Ms. Bell and Messrs. Janzen, LaFortune, Lauinger, McPherson (Chairman), Moore, and Tippeconnic. The Committee met five (5) times during 1999. The Risk Oversight & Audit Committee intends to meet at least five (5) times in 2000.

         The Board of Directors of BOK Financial does not have a standing nominating committee or compensation committee. The Board of Directors will consider recommendations of shareholders for director nominees, but there is no established procedure for such recommendations.

         The entire Board of Directors of BOK Financial met four (4) times during 1999. All directors of BOK Financial attended 75% of the aggregate of all meetings of the Board of Directors and committees on which they served, except Messrs. Allen, Barnes, Nichols, Richards, and Tippeconnic who were unable to attend 75% of the BOK Financial meetings due to business conflicts.

COMPENSATION OF DIRECTORS

         All non-officer directors of BOK Financial or BOk receive a retainer of $7,500 per year, payable quarterly in arrears in BOK Financial Common Stock in accordance with the BOKF Directors Stock Compensation Plan, whether serving on one or more of the boards of directors. All non-officer directors also are paid $250 for each board of directors or committee meeting attended, and no such fees for meetings not attended.

EXECUTIVE OFFICERS

         Certain information concerning the executive officers of BOK Financial, BOk, Bank of Albuquerque, N.A., Bank of Arkansas, NA, and Bank of Texas, NA is set forth below:

         C. Fred Ball, Jr., age 55, is President and CEO of the Bank of Texas and is responsible for Commercial Banking in the Dallas area. Before joining Bank of Texas in 1997, he was Executive Vice President of Comerica Bank-Texas and later President of Comerica Securities Inc.

         Steven G. Bradshaw, age 40, is Executive Vice President of BOk and manager of the Consumer Banking Department. Previously, Mr. Bradshaw served as Chairman of BOSC, Inc., BOk's securities firm. Before joining BOK Financial, Bradshaw spent six years managing the brokerage operation at Sooner Federal. Mr. Bradshaw has been with BOK Financial for 8 years.

         Jeffery R. Dunn, age 37, is Chairman and President of Bank of Arkansas. Prior to becoming President of Bank of Arkansas, he served as Senior Vice President of Commercial Lending. He has been with BOK Financial for 10 years.

         Paul M. Elvir, age 59, is Executive Vice President and Manager of the BOk Operations and Technology Division. Mr. Elvir began working for BOk in July, 1997. Previously, Mr. Elvir was President of Liberty Payments Services, Inc. ("LPSI"), a subsidiary of Banc One Services Corporation. Prior to serving as President of LPSI, Mr. Elvir served as an Executive Vice President of Banc One Services Corporation.

         Mark W. Funke, age 44, President, BOk Oklahoma City and Commercial Banking Manager, Oklahoma City. Mr. Funke is also responsible for BOk's Business Banking Group, which manages BOk's statewide small business banking efforts and all of our Community Banking Offices. He joined BOk in 1984 as Vice President in the financial institutions department and was named to his current position in 1997. Before joining BOk, he was a commercial lender with Republic Bank in Houston for seven years.

         V. Burns Hargis, age 54, is Vice Chairman, BOK Financial and BOk and Director of BOSC, Inc. Mr. Hargis joined BOk in November, 1997. Previously, Mr. Hargis was an attorney with the law firm of McAfee & Taft (Oklahoma City, Oklahoma).

         Eugene A. Harris, age 57, is a director and Executive Vice President of BOk, Chief Credit Officer and Manager of the Credit Administration Division. Mr. Harris has been with BOk for 19 years.

         H. James Holloman, age 48, is Executive President of BOk and Manager of the Trust Division. Before joining Bank of Oklahoma, he spent 12 years at First Union National Bank in Charlotte, NC. Mr. Holloman has been with Bank of Oklahoma since 1985.

         George B. Kaiser, age 57, Chairman of the Board of BOK Financial and BOk; President and principal owner of Kaiser-Francis Oil Company, an independent oil and gas exploration and production company, and Fountains Continuum of Care, Inc., which holds interests in senior housing communities.

         David L. Laughlin, age 47, Senior Vice President, and President of the Mortgage Banking Division. He joined BOk in 1986 as the Secondary Marketing Manager, in charge of retail production and secondary marketing, and became President of Mortgage Banking in 1993. He has served two terms on the Fannie Mae Advisory Board and is a past President of the Oklahoma Mortgage Bankers' Association and the Tulsa Mortgage Bankers Association. Mr. Laughlin has been with BOk for 14 years.

         Stanley A. Lybarger, age 50, President and Chief Executive Officer of BOK Financial and BOk. Mr. Lybarger has been with BOk for 26 years. Previously, he was President of Bank of Oklahoma's Oklahoma City Regional Office and Executive Vice President of Bank of Oklahoma with responsibility for corporate banking.

          John C. Morrow, age 44, is Senior Vice President and serves as Director of Financial Accounting and Reporting. He joined BOk Financial in 1993. He was previously with Ernst & Young LLP for 10 years.

         Steven E. Nell, age 38, is Senior Vice President and serves as Corporate Controller. He joined BOk Financial in 1992. He was previously with Ernst & Young LLP for 8 years.

         W. Jeffrey Pickryl, age 48, is Executive Vice President responsible for Commercial Banking in Tulsa, as well as statewide energy and real estate lending. Before joining BOk in 1997, he was president and Chief Credit Officer for Liberty Bancorp, Inc. where he worked for 14 years. He had previously worked at Arizona Bank in Phoenix.

         Gregory K. Symons, age 47, is President of the Bank of Albuquerque and is responsible for commercial banking in New Mexico. He previously served as BOk's Senior Vice President. Mr. Symons has been with BOk for 22 years.

         Tom E. Turner, age 60, is Chairman, of the Bank of Texas, NA. Mr. Turner had previously served as Chairman and Chief Executive Officer of First National Bank of Park Cities, Dallas, Texas, which BOK Financial acquired on February 12, 1997. Mr. Turner had been the Chief Executive Officer of FNB Park Cities since 1984.

         James F. Ulrich, age 48, is Senior Vice President of Mergers and Acquisitions. Mr. Ulrich has been with BOk for 18 years. He was previously with Republic Bank of Dallas for 4 years.

         Charles D. Williamson, age 53, is Executive Vice President of Capital Markets of BOk. Mr. Williamson has been with BOk for six years. Previously, Mr. Williamson was Manager of Investment Division, First Interstate Bank of Arizona; and Manager of Investment Division, First Interstate Bank of Oklahoma.

         All executive officers serve at the pleasure of the Board of Directors. Messrs. Hargis, Lybarger and Turner have employment agreements which are discussed below on page 14.

                             Executive Compensation

         The following table sets forth summary information concerning the compensation of those persons who were, at December 31, 1999, (i) the Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company. These five officers are hereafter referred to collectively as the "Named Executive Officers."


                                                              Summary Compensation Table(1)
                                         -------------------------------------------------------------------
                                             Annual Compensation                     Long Term Awards(3)
                                      ----------------------------------------  ----------------------------
Name and                                                     Other Annual      Options/     All Other
Principal Position             Year   Salary($)    Bonus($) Compensation($)    SARs(#)    Compensation($)(4)
------------------             ----   ----------  ----------- --------------  -----------  -----------------
Stanley A. Lybarger           1999   $375,000     $100,000     $384,015         50,000      $17,600
President & Chief             1998    350,000       90,000      318,971         50,000       16,319
Executive Officer,            1997    325,000       76,250      140,834         50,000       15,558
BOK Financial and BOk

C. Fred Ball, Jr.             1999    225,000       80,000            0         25,000       14,063
President & Chief             1998    200,000       50,000       14,457         26,000        9,500
Executive Officer,            1997    190,000            0            0         30,000            0
Bank of Texas, N.A.

Paul M. Elvir                 1999    228,400       60,000            0         10,000       16,000
Executive Vice President,     1998    218,400       55,000            0         14,000       10,920
Manager, BOk Operations       1997    210,000(5)         0            0         15,000            0
and Technology

V. Burns Hargis               1999     238,703      62,000            0         15,000       14,560
Vice Chairman, BOK            1998     231,750           0            0         18,000            0
Financial and BOk             1997     225,000(6)        0            0         20,000            0

Tom E. Turner                 1999     261,300      60,000       39,753(2)           0       20,800
Chairman,                     1998     261,300      60,000       36,139(2)       6,000       19,200
Bank of Texas                 1997     261,300           0            0              0       13,592



(1) No Restricted Stock Awards or Long Term Incentive Plan payouts were made in 1997, 1998 or 1999 and therefore no columns are included for such items in the Summary Compensation Table. The Summary Compensation Table has been adjusted to reflect a two-for-one Common Stock split in the form of a 100% stock dividend paid on February 22, 1999.

(2) Reflects deferred compensation to which Mr. Turner is entitled pursuant to a Defined Benefit Deferred Compensation and Salary Continuation Agreement between Mr. Turner and Bank of Texas.

(3) After giving effect to November 18, 1993, November 17, 1994, November 27, 1995, November 27, 1996, November 26, 1997, November 13,1998 and October 18, 1999 3% BOKF Common Stock Dividends Payable in Kind in BOKF Common Stock.

(4) Amounts shown in this column are derived from the following: (i) Mr. Lybarger, $9,600, 1997; $9,600, 1998; $9,600, 1999 Company payment to the defined benefit plan ("DBP");  $5,958,  1997; $6,719,  1998; $8,000,  1999 -
    Company matching contributions to 401(K) Thrift Plan ("DCP"); (ii) Mr. Ball, $7,500, 1998; $12,000, 1999 - DBP; $2,000, 1998; $2,063, 1999 - DCP; (iii)
    Mr. Elvir, $8,736,  1998, $12,800,  1999 - DBP; $2,184, 1998, $3,200, 1999 -
    DCP; (iv) Mr. Hargis,  $12,000,  1999 - DBP; $2,560, 1999 - DCP; and (v) Mr.
    Turner,  $12,800,  1997; $12,800,  1998; $12,800, 1999 - DBP; $792.00, 1997;
    $6,400, 1998; $8,000, 1999 - DCP.

(5) Mr. Elvir became employed by BOK Financial on July 1, 1997, receiving a pro-rated amount of his base salary.

(6) Mr. Hargis became employed by BOK Financial on December 1, 1997, receiving a pro-rated amount of his base salary.

            The following table sets forth certain information concerning stock options granted to the Named Executive Officers during the 1999 fiscal year.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                    ---------------------------------------
                                  % of Total
                                    Options/
                                        SARs
                                  Granted to
                                   Employees  Exercise or             Grant Date
                    Options/SARs   in Fiscal  Base Price  Expiration    Present
Name               Granted (#)(1)    Year     ($/Sh)(2)     Date      Value $(3)
--------------------------------- ---------- ------------ ----------  ----------
Stanley A. Lybarger    50,000        9.30%      $20.52        (3)      $367,000

C. Fred Ball, Jr.      25,000        4.65        20.52        (3)      $183,500

Paul M. Elvir          10,000        1.86        20.52        (3)      $ 73,400

V. Burns Hargis        15,000        2.79        20.52        (3)      $110,100

Tom E. Turner               0           0        N/A         N/A         N/A


(1)      Granted pursuant to 1999 Awards under BOKF 1997 Stock Option Plan.

(2) One-seventh of the options granted pursuant to 1999 Awards under the BOKF 1997 Stock Option Plan vest and become exercisable on December 3rd of each year, commencing December 3, 2000. Vested options are exercisable only during the three year period commencing on the vesting date.

(3) Present value at date of grant is based on the Black-Scholes Option Pricing Model adopted for use in valuing executive stock options based on the following assumptions: 19.2% volatility factor; $20.52 underlying price; $20.52 option price; 6.12% risk free rate of return; and no dividends. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named executive will be at or near the value estimated by the Black-Scholes Model.

         The following table sets forth certain information concerning the exercise of stock options by the Named Executive Officers during fiscal year 1999 and the 1999 fiscal year-end value of unexercised options.


                       AGGREGATED OPTION/SAR EXERCISES IN
                LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES (1)

                                                                    Value of
                                                    Number of      Unexercised
                                                   Unexercised    In the Money
                                                  Options/SARs   Options/SARs at
                                                  at FY-End (#)   FY-End ($)(1)

                   Shares Acquired    Value       Exercisable/    Exercisable/
Name               On Exercise (#)  Realized($)   Unexercisable   Unexercisable
----------------------------------  -----------  -------------- ----------------
Stanley A. Lybarger   30,376         $384,015    138,219/213,030  $77,702/7,365

C. Fred Ball, Jr.          0                0     8,509/71,370          0/0

Paul M. Elvir              0                0     6,743/34,068          0/0

V. Burns Hargis            0                0     8,712/45,046          0/0

Tom E. Turner              0                0         0/0               0/0



(1) Values are calculated by subtracting the exercise or base price from the fair market value of the stock as of the exercise date or fiscal year-end, as appropriate.

         A perpetual employment agreement is in effect between BOk and Mr. Lybarger. Generally, the agreement provides that Mr. Lybarger will continue to be employed in his present position and at his current rate of compensation. BOk may terminate the employment agreement and be liable for termination benefits not to exceed regular compensation and benefit coverage for twelve months (with termination benefits to be reduced by the amount of compensation received by Mr. Lybarger from other sources during the seventh through twelfth months after termination). In the event of a change of control of BOk, as defined in the employment agreement, then Mr. Lybarger has the option, for a period of six months after the change of control, to resign and receive the same termination benefits as described in the preceding sentence in the event of termination by BOk.

         An employment agreement is in effect between Bank of Texas, NA and Mr. Turner. Generally, the agreement provides that Mr. Turner will be employed at Bank of Texas, NA until June 30, 2000 at his existing level of compensation and that, upon termination of the agreement, Mr. Turner will not compete with Bank of Texas, NA in the Dallas-Ft. Worth area for an additional nineteen months, during which time Mr. Turner will be paid $9,500 per month.

         An employment agreement is in effect between BOK Financial and Mr. Hargis. Generally, the agreement provides that Mr. Hargis will be employed by BOK Financial in the position of Vice Chairman for five years from December 1, 1997. BOK Financial may terminate the agreement without cause subject to payment of the agreed annual compensation and benefits for the remaining contract term.

                        Report on Executive Compensation

         The Company does not have a formally designated compensation committee. Compensation of the executive officers other than Mr. Lybarger has in practice been determined by Mr. Lybarger, the President and Chief Executive Officer, and Mr. Kaiser, the Chairman of the Board. Messrs. Kaiser and Lybarger are directors of the Company and are herein sometimes referred to collectively as the "Informal Compensation Committee." The Company has compensated its executive and other officers through a combination of annual salary, bonuses, pension plans and stock options designed to attract and retain quality management and reward long term performance of the Company.

         With respect to the 1999 fiscal year, the compensation paid executive officers was based on the evaluation by the Informal Compensation Committee of the performance of the Company and the performance of the individual officer (except that the evaluation of and compensation of Mr. Lybarger was determined solely by Mr. Kaiser). The cash and noncash compensation awarded the executive officers was based on the performance of the Company in meeting the corporate goals established for business development, expansion of market coverage, financial achievement and other areas. The responsibility of each executive officer for the various established corporate goals and the performance in meeting those goals were considered in establishing executive compensation.

         The foregoing report on executive compensation is made by Messrs. Kaiser and Lybarger.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As stated above under "Report On Executive Compensation", the Company does not have a formally designated compensation committee and Messrs. Kaiser and Lybarger in practice determine compensation of the executive officers.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The BOKF Common Stock (with non-detachable rights to purchase fifteen additional BOKF Common shares at $0.054625 per share) was registered pursuant to the Securities Exchange Act of 1934 and listed for trading on NASDAQ on September 5, 1991. The BOKF shares traded with the rights attached through October 28, 1991. The BOKF shares traded ex-rights from and after the opening of trading on October 29, 1991. Set forth below is a line graph comparing the change in cumulative shareholder return on the Common Stock of BOK Financial against the cumulative total shareholder return of the NASDAQ Index, the NASDAQ Bank Index, and the KBW 50 Bank Index for the period commencing December 31, 1994 and ending December 31, 1999.




                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                    [GRAPH]

                         12/31/94 12/31/95 12/31/96 12/31/97  12/31/98  12/31/99
                         -------- -------- -------- --------  --------  --------
BOKF                       100.00  $100.52  $143.48  $212.63   $266.15   $235.27
NASDQ Bank Stocks          100.00  $149.00  $196.73  $329.39   $327.11   $314.42
KBW 50 Bank                100.00  $160.16  $226.56  $331.21   $358.62   $346.17
NASDQ (CRSP U.S. Company)  100.00  $141.33  $173.89  $213.07   $300.25   $542.43

* Graph assumes value of an investment in the Company's Common Stock for each index was $100 on December 31, 1994. The KBW 50 Bank index is the Keefe, Bruyette & Woods, Inc. index, which is available only for calendar quarter end periods. No dividends were paid on BOK Financial Common Stock except
     (i) on November 18, 1993, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 9, 1993 payable in kind by the issuance of BOK Financial Stock, (ii) on November 17, 1994, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 8, 1994 payable in kind by the issuance of BOK Financial Common Stock,
     (iii) on November 27, 1995, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 17, 1995 payable in kind by the issuance of BOK Financial Common Stock, (iv) on November 27, 1996, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 18, 1996 payable in kind by the issuance of BOK Financial Common Stock, (v) on November 26, 1997, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 17, 1997, payable in kind by the issuance of BOK Financial Common Stock, (vi) on November 25, 1998, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of November 13, 1998, and (vii) on October 18, 1999, the Company paid a 3% dividend on BOK Financial Common Stock outstanding as of October 5, 1999. The graph has been adjusted to reflect a two-for-one Common Stock split in the form of a 100% stock dividend paid on February 22, 1999.

                                INSIDER REPORTING

         All directors, officers and principal shareholders of the Company timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934 during 1999 and the subsequent period through the date of this Proxy Statement. In preparing this report, the Company has relied on forms and representations submitted to the Company, as permitted by the regulations of the United States Securities and Exchange Commission.

                              CERTAIN TRANSACTIONS

         Certain principal shareholders, directors of the Company and their associates were customers of and had loan transactions with BOK Financial or its subsidiaries during 1999. None of them currently outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans
(i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than normal risk of collectibility or present other unfavorable features at the time the loans were made.

         BOK Financial has purchased limited partnership interests in an Oklahoma limited partnership of which KFOC is the general partner. The limited partnership has acquired certain producing oil and gas properties from KFOC for an aggregate purchase price of approximately $55.2 million, with approximately ninety percent (90%) of the purchase price being financed on a non-recourse basis by KFOC over a period of years. BOK Financial owns 95% of the partnership until all acquisition debt is paid and 5% thereafter. During April 1991, BOk sold to Kaiser and related business entities certain loans, repossessed real estate and the rights to future recoveries on certain charge-offs. Recoveries collected by BOk and paid to Kaiser were $0.7 million, $3.2 million, $0.8 million, $3.3 million, $1.4 million, $2.4 million and $4.0 million for 1999, 1998, 1997, 1996, 1995, 1994, and 1993 respectively. BOk leases office space in office buildings owned by Mr. Kaiser and affiliates.

         All transactions described above between BOKF or a subsidiary and Kaiser or a related entity were approved in advance by a majority of the entire board of BOk (Mr. Kaiser not voting) after review by the Chief Financial Officer.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Ernst & Young LLP, independent public accountants, has been reappointed by the Board of Directors of the Company as independent auditors for the Company to examine and report on its financial statements for 1999. Ernst & Young LLP have been auditors of the accounts of the Company since its inception on October 24, 1990. Representatives of Ernst & Young LLP are expected to be present at the Shareholders' Annual Meeting, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.



                            PROPOSALS OF SHAREHOLDERS

         The Board of Directors will consider proposals of shareholders intended to be presented for action at the Annual Meeting of Shareholders. According to the rules of the Securities and Exchange Commission, such proposals shall be included in the Company's Proxy Statement if they are received in a timely manner and if certain other requirements are met. For a shareholder proposal to be included in the Company's Proxy Statement relating to the 2001 Annual Shareholders' Meeting, a written proposal complying with the requirements established by the Securities and Exchange Commission must be received at the Company's principal executive offices, located at Bank of Oklahoma Tower, Tulsa, Oklahoma 74172, no later than December 18, 2000.


                                  OTHER MATTERS

         Management does not know of any matters to be presented for action at the meeting other than those listed in the Notice of Meeting and referred to herein. If any other matters properly come before the meeting, it is intended that the Proxy solicited hereby will be voted in accordance with the recommendations of the Board of Directors.



         COPIES OF THE ANNUAL REPORT ON FORM 10-K AND OTHER DISCLOSURE STATEMENTS FOR BOK FINANCIAL CORPORATION MAY BE OBTAINED WITHOUT CHARGE TO THE SHAREHOLDERS BY WRITING TO THE CHIEF FINANCIAL OFFICER, BOK FINANCIAL
CORPORATION, P. O. BOX 2300, TULSA, OKLAHOMA 74192, OR VIA E-MAIL THROUGH THE BOKF WEB SITE LOCATED AT HTTP://WWW.BOKF.COM.